UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Date of Report
(Date of earliest event reported):

September 14, 2007

AUDIBLE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-26529	22-3407945
(Commission File No.)	(IRS Employer Identification No.)

1 Washington Park, 16th Floor
Newark, New Jersey 07102
(Address of principal executive offices and zip code)

(973) 820-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other Events

     Audible, Inc.’s founder, CEO and Chairman of the Board, Donald R. Katz adopted on September 14, 2007 a pre-arranged stock trading plan to sell company stock. Under the plan, Mr. Katz may sell up to 66,000 shares of stock over a twelve month period beginning not earlier than November 1, 2007. These sales would represent less than 6% of the stock, restricted stock and stock options held by Mr. Katz.

      Audible, Inc.’s CFO, William H. Mitchell, has also entered into a separate pre-arranged stock trading plan under which he may sell up to 5,000 shares over a ten month period beginning not earlier than November 21, 2007. These sales would represent less than 7% of the stock, restricted stock and stock options held by Mr. Mitchell.

     The plans, adopted under SEC Rule 10b5-1, are designed to avoid any real or perceived conflicts of interest that might arise from the executives’ involvement with the company. Sales under the plans may take place from time to time, subject to certain market conditions over the next year.

     Rule 10b5-1 allows corporate insiders to establish prearranged written plans to buy or sell a specified number of shares of company stock over a predetermined period of time. Insiders may adopt such plans when they are not in possession of material inside information in order to gradually change their investment portfolio to minimize market effect of stock sales or purchases by spreading them out over an extended period of time and to avoid concerns about initiating stock transactions while in possession of material nonpublic information.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 17, 2007	Audible, Inc.

/s/ William H. Mitchell
	By:	William H. Mitchell
	Title:	Chief Financial Officer